Exhibit 99.1

Sonida Closes Two Previously Announced Senior Living Asset Acquisitions

Completes purchases in Atlanta and Tampa submarkets for a combined purchase price of $22 million

DALLAS, Texas – June 9, 2025, Sonida Senior Living, Inc. (“Sonida” or the “Company”) (NYSE: SNDA), a leading owner, operator and investor in senior living communities, announced today the closing of its latest acquisitions. The Company continues to execute on its inorganic growth strategy, which aims to further expand, densify and upgrade its portfolio to fully leverage operating scale and efficiencies.

“Sonida remains focused on executing its disciplined growth strategy through thoughtful deal structuring and careful selection of high-quality communities purchased at meaningful discounts to replacement cost,” said Brandon Ribar, President and Chief Executive Officer. “With no material near-term debt maturities and continued favorable demographic and supply dynamics, we continue to capitalize on compelling and accretive investment opportunities to complement the significant upside potential in our existing portfolio.”

Senior Housing Community Acquisition in Atlanta Submarket

On June 1, 2025, the Company finalized the acquisition of a single senior living community in the Atlanta MSA for $11 million, or approximately $125,000 per unit, reflecting a significant discount to replacement cost. The upscale and amenitized asset, has 88 units (64 Assisted Living / 24 Memory Care) and was completed in 2017.

The community is located in Alpharetta, a high-growth submarket of Atlanta with favorable demographics and is strategically situated near Sonida’s recently acquired Atlanta assets, further leveraging operating scale through cost efficiencies, local resource pooling and enhanced marketing presence. Consistent with the Company’s strategy of regional densification, the acquisition brings Sonida’s greater Atlanta portfolio total to four assets.

Sonida funded the transaction with cash on hand and proceeds from its senior secured revolving credit facility.

The Company expects a double-digit cap rate upon stabilization.

Senior Housing Community Acquisition in Tampa Submarket

On May 30, 2025, the Company finalized the acquisition of a single senior living community in an affluent and growing submarket of Tampa. The asset, completed in 2017, was purchased for $11 million, or approximately $172,000 per unit, reflecting a significant discount to replacement cost.

The community is located in Tarpon Springs, a high-growth submarket of Tampa, and complements Sonida’s recently acquired central Florida assets. The asset has 64 Memory Care units in a high-end purpose-built plant with significant amenity space thoughtfully designed for memory care specific needs. Sonida will implement its Magnolia TrailsTM personalized memory care programming and services to activate the community while leveraging its regional sales and marketing support to drive occupancy. Consistent with the Company’s strategy of regional densification, the acquisition brings Sonida’s Florida portfolio total to eight assets.

Sonida funded the transaction with cash on hand and a new $9 million non-recourse mortgage from the asset’s existing lender. The loan has an initial 3-year term with two 1-year extensions and carries an interest rate of SOFR + 0%, which will step up by 1% in years 2 and 3 and end at SOFR + 3% if the Company elects the extension.

The Company expects a double-digit cap rate upon stabilization.

Safe Harbor

The forward-looking statements in this press release, including, but not limited to, statements relating to the Company’s acquisitions, are subject to certain risks and uncertainties that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements, including, among others, the risks, uncertainties and factors set forth under “Item. 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2025, and also include the following: the Company’s ability to generate sufficient cash flows from operations, proceeds from equity issuances and debt financings, and proceeds from the sale of assets to satisfy its short and long-term debt obligations and to fund the Company’s acquisitions and capital improvement projects to expand, redevelop, and/or reposition its senior living communities; elevated market interest rates that increase the cost of certain of our debt obligations; increased competition for, or a shortage of, skilled workers, including due to general labor market conditions, along with wage pressures resulting from such increased competition, low unemployment levels, use of contract labor, minimum wage increases and/or changes in immigration or overtime laws; the Company’s ability to obtain additional capital on terms acceptable to it; the Company’s ability to extend or refinance its existing debt as such debt matures; the Company’s compliance with its debt agreements, including certain financial covenants and the risk of cross-default in the event such non-compliance occurs; the Company’s ability to complete acquisitions and dispositions upon favorable terms or at all, including the possibility that the expected benefits and the Company’s projections related to such acquisitions may not materialize as expected; the risk of oversupply and increased competition in the markets which the Company operates; the Company’s ability to maintain effective internal controls over financial reporting and remediate the identified material weakness discussed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024; the cost and difficulty of complying with applicable licensure, legislative oversight, or regulatory changes; changes in reimbursement rates, methods or timing of payment under government reimbursement programs, including Medicaid; risks associated with current global economic conditions and general economic factors such as elevated labor costs due to shortages of medical and non-medical staff, competition in the labor market, increased costs of salaries, wages and benefits, and immigration laws, the consumer price index, commodity costs, fuel and other energy costs, supply chain disruptions, increased insurance costs, tariffs, elevated interest rates and tax rates; the impact from or the potential emergence and effects of a future epidemic, pandemic, outbreak of infectious disease or other health crisis; the Company’s ability to maintain the security and functionality of its information systems, to prevent a cybersecurity attack or breach, and to comply with applicable privacy and consumer protection laws, including HIPAA; and changes in accounting principles and interpretations.

About Sonida

Dallas-based Sonida Senior Living, Inc. is a leading owner, operator and investor in independent living, assisted living and memory care communities and services for senior adults. The Company provides compassionate, resident-centric services and care as well as engaging programming at our senior housing communities. As of June 1, 2025, the Company owned, managed or invested in 96 senior housing communities in 20 states with an aggregate capacity of approximately 10,150 residents, including 83 owned senior housing communities (including four owned through joint venture investments in consolidated entities, and four owned through a joint venture investment in an unconsolidated entity, and one unoccupied) and 13 communities that the Company managed on behalf of a third-party.

For more information, visit www.sonidaseniorliving.com or connect with the Company on Facebook, X or LinkedIn.

Investor Relations

Jason Finkelstein

IGNITION IR

ir@sonidaliving.com